EXHIBIT 4.2

AVIVA plc

RULES OF THE AVIVA LONG TERM INCENTIVE PLAN 2011

Shareholders’ Approval:	4 May 2011
Directors’ Adoption:	2 March 2011
Amended:	4 December 2012
Expiry Date:	4 May 2021

Linklaters

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

Ref 01/140/R Berglund

Table of Contents

Contents		Page

1	Granting Awards	1

2	Before Vesting	3

3	Vesting of Awards	4

4	Consequences of Vesting	5

5	Vesting in other circumstances - personal events	7

6	Vesting in other circumstances - corporate events	8

7	Changing the Plan and termination	9

8	General	10

9	Definitions	13

Schedule 1 France		15

Schedule 2 Canada		21

Schedule 3 Sri Lanka		22

Schedule 4 USA		23

Rules of the Aviva Long Term Incentive Plan 2011

1	Granting Awards

1.1	Grantor

The Grantor of an Award must be:

1.1.1	the Company;

1.1.2	any other Member of the Group; or

1.1.3	a trustee of any trust set up for the benefit of Employees.

An Award granted under the Plan, and the terms of that Award, must be approved in advance by the Directors.

1.2	Eligibility

The Grantor may grant an Award to anyone who is an Employee on the Award Date in accordance with any selection criteria that the Directors in their discretion may set. However, unless the Directors consider that special circumstances exist, an Award may not be granted to an Employee who on the Award Date has given or received notice of termination of employment, whether or not such termination is lawful.

1.3	Timing of Award

Awards may not be granted at any time after the Expiry Date. Awards may only be granted within 42 days starting on any of the following:

1.3.1	the date of shareholder approval;

1.3.2	the day after the announcement of the Company’s results for any period;

1.3.3	any day on which the Directors resolve that exceptional circumstances exist which justify the grant of Awards;

1.3.4	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

1.3.5	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

1.4	Terms of Awards

Awards are subject to the rules of the Plan, any Performance Condition and any other condition imposed under rule 1.6 (Other conditions) and must be granted by deed. The terms of the Award must be determined by the Grantor and approved by the Directors. The terms must be set out in the deed or other document (which may be in electronic form), including:

1.4.1	whether the Award is:

(i)	a Conditional Award;

(ii)	an Option;

or a combination of these;

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1.4.2	the number of Shares subject to the Award or the basis on which the number of Shares subject to the Award will be calculated;

1.4.3	any Performance Condition;

1.4.4	any other condition specified under rule 1.6 (Other conditions);

1.4.5	the expected date of Vesting which will normally be the third anniversary of the Award Date or otherwise specified in a Performance Condition;

1.4.6	whether the Participant is entitled to receive any Dividend Equivalent;

1.4.7	the Award Date; and

1.4.8	the Option Price (if relevant).

1.5	Performance Conditions

When granting an Award, the Grantor may, and must in the case of executive directors, make its Vesting conditional on the satisfaction of one or more conditions linked to the performance of the Company. A Performance Condition must be objective and specified at the Award Date. The Grantor, with the consent of the Directors, may waive or change a Performance Condition in accordance with its terms or if anything happens which causes the Grantor reasonably to consider it appropriate to do so.

1.6	Other conditions

The Grantor may impose other conditions when granting an Award. Any condition must be objective, specified at the Award Date and may provide that an Award will lapse if it is not satisfied. The Grantor, with the consent of the Directors, may waive or change a condition imposed under this rule 1.6 (Other conditions).

1.7	Award certificates

Each Participant will receive a certificate setting out the terms of the Award as soon as practicable after the Award Date. The certificate may be the deed referred to in rule 1.4 (Terms of Awards) or any other document (which may be in electronic form), including a statement. If any certificate is lost or damaged the Company may replace it on such terms as it decides.

1.8	No payment

A Participant is not required to pay for the grant of any Award.

1.9	Administrative errors

If the Grantor grants an Award which is inconsistent with rule 1.2 (Eligibility), it will lapse immediately. If the Grantor tries to grant an Award which is inconsistent with rules 1.10 (Individual limit for Awards), 1.11 (Plan limits - 10 per cent) or 1.12 (Plan limits - 5 per cent), the Award will be limited and will take effect from the Award Date on a basis consistent with those rules.

1.10	Individual limit for Awards

An Award must not be granted to an Employee if it would, at the proposed Award Date, cause the market value of Shares subject to Awards that he has been granted in that financial year under the Plan to exceed 350% of the annual rate of his total basic salary, at a date determined by the Directors, from Members of the Group.

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This limit may be exceeded in respect of Participants located in the U.S.A provided that the Directors determine that exceptional circumstances make it desirable that Awards to such Participants should be granted in excess of that limit. In these circumstances, the Awards will not exceed 450%.

For the purpose of this rule 1.10 (Individual limit for Awards) and unless the Directors determine otherwise, “market value” means the average of the closing middle market quotations for a Share taken from the Daily Official List of the London Stock Exchange (or, in the case of an ADR, the closing price on the New York Stock Exchange as reported in the Wall Street Journal) for any three consecutive business days in the thirty day period immediately preceding the Award Date.

“Basic salary” means gross salary before adjustment to take account of any flexible benefits and excludes bonuses and benefits in kind. Basic salary payable in a currency other than Sterling will be converted into Sterling in such manner as the Directors decide.

1.11	Plan limits - 10 per cent

A Grantor must not grant an Award if the number of Shares committed to be issued under that Award exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

1.12	Plan limits - 5 per cent

A Grantor must not grant an Award if the number of Shares committed to be issued under that Award exceeds 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by the Company, granted in the previous 10 years.

1.13	Scope of Plan limits

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in rules 1.11 (Plan limits - 10 per cent) and 1.12 (Plan limits - 5 per cent).

As long as so required by the Association of British Insurers, Shares transferred from treasury are counted as part of the ordinary share capital of the Company, and as Shares issued by the Company.

2	Before Vesting

2.1	Rights

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Option or a Conditional Award until the Shares are issued or transferred to the Participant.

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2.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If he does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 2.2 (Transfer) does not apply:

2.2.1	to the transmission of an Award on the death of a Participant to his personal representatives; or

2.2.2	to the assignment of an Award, with the prior consent of the Directors, subject to any terms and conditions the Directors impose.

2.3	Adjustment of Awards

If there is:

2.3.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

2.3.2	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Income and Corporation Taxes Act 2010;

2.3.3	a special dividend or distribution; or

2.3.4	any other corporate event which might affect the current or future value of any Award,

the Directors may adjust the number or class of Shares or securities subject to the Award and, in the case of an Option, the Option Price.

2.4	Reduction or cancellation of Awards

The Directors may decide that an Award which has not Vested (or, in the case of Options, been exercised) will lapse wholly or in part if they consider that:

2.4.1	the Participant or his team has, in the opinion of the Directors, engaged in misconduct which ought to result in the complete or partial lapse of his Award; and/or

2.4.2	there is a materially adverse misstatement of the Company’s financial statements.

3	Vesting of Awards

3.1	Determination of Performance Condition

As soon as reasonably practicable after the end of the Performance Period, the Directors will determine how many Shares Vest for each Award on the basis of whether and to what extent any Performance Condition or other condition imposed under rule 1.6 (Other conditions) has been satisfied or waived and if any adjustments are to be made under rule 3.3 (Performance adjustment).

3.2	Timing of Vesting

Subject to rules 1.6 (Other conditions), 5 (Vesting in other circumstances - personal events) and 6 (Vesting in other circumstances - corporate events), an Award Vests, to the extent determined under rule 3.1 (Determination of Performance Condition), on latest of:

3.2.1	the expected date of Vesting determined by the Grantor under rule 1.4.5;

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3.2.2	the date on which the Directors make their determination under rule 3.1 (Determination of Performance Condition); and

3.2.3	if relevant, a date determined by the Directors which is on or after the first date on which Vesting is not prohibited by a Dealing Restriction.

3.3	Performance adjustment

The Directors may adjust downwards (including to nil) the number of Shares in respect of which an Award Vests if, in their discretion, they determine that the performance of the Company, any Member of the Group, any business area or team [and the conduct, capability or performance of the Participant] justifies an adjustment.

3.4	Lapse

To the extent that any Performance Condition is not satisfied at the end of the Performance Period, the Award lapses, unless otherwise specified in the Performance Condition. To the extent that any other condition is not satisfied, the Award will lapse if so specified in the terms of that condition. If an Award lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

4	Consequences of Vesting

4.1	Conditional Award

Within 30 days of a Conditional Award Vesting, the Grantor will arrange (subject to rules 4.4, 0 and 8.8) for the transfer (including a transfer out of treasury) or issue, to, or to the order of, the Participant, of the number of Shares in respect of which the Conditional Award has Vested.

4.2	Options

4.2.1	A Participant may exercise his Option on any day after Vesting on which no Dealing Restriction applies by giving notice in the prescribed form to the Grantor or any person nominated by the Grantor and paying the Option Price (if any). Vested and unvested Options will lapse:

(i)	for Options granted with a market value Option Price, on the tenth anniversary of grant of the Option (unless the reason for Vesting is the Participant’s death, in which case the Option will lapse 12 months after Vesting); and

(ii)	for Options granted with a zero, or less than market value Option Price, six months after Vesting (unless the reason for Vesting is the Participant’s death, in which case the Option will lapse 12 months after Vesting), or, in either case if earlier, on the earliest of:

(a)	the date the Participant ceases to be an Employee by reason of dismissal for misconduct; or

(b)	six months after an event which gives rise to a Vesting under rule 5.2 (“Good leavers”), 5.4 (Overseas transfer), 6 (Vesting in other circumstances - corporate events) or, if earlier, the date six weeks after the date on which a notice to acquire Shares under section 979 of the Companies Act 2006 is first served.

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4.2.2	Subject to rules 4.4 (Alternative ways to satisfy Awards), 4.5 (Withholding), and 8.8 (Consents), the Grantor will arrange for Shares to be transferred to or issued to, or to the order of, the Participant within 30 days of the date on which the Option is exercised.

4.2.3	If an Option Vests under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period will prevail.

4.3	Dividend Equivalent

Awards will not include any rights in respect of dividends on the Shares comprised in the Award before Vesting, unless the Grantor, in its discretion, decides otherwise at the Award Date. The Grantor may determine that an Award includes the right to receive a Dividend Equivalent. Dividend Equivalents will be paid to any relevant Participant as soon as practicable after Vesting.

The Grantor will exercise the discretions in this rule 4.3 (Dividend Equivalent) subject to the consent of the Directors.

4.4	Alternative ways to satisfy Awards

The Grantor may, subject to the approval of the Directors, decide to satisfy an Option or a Conditional Award by paying an equivalent amount in cash (subject to rule 4.5 (Withholding)). For Options, the cash amount must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price. Alternatively, the Grantor may decide to satisfy an Option by procuring the issue or transfer of Shares to the value of the cash amount specified above.

The Company may determine that an Award will be satisfied in cash at the Award Date or at any time before satisfaction of the Award, including after Vesting or, in the case of an Option, after exercise.

In respect of Awards which consist of a right to receive a cash amount, the Directors may decide instead to satisfy such Awards (and any Dividend Equivalents) by the delivery of Shares (subject to rule 4.5 (Withholding)). The number of Shares will be calculated by reference to the market value of the Shares on the date of Vesting for Conditional Awards and the date of exercise for Options.

For the purpose of this rule 4.4 (Alternative ways to satisfy Awards) and unless the Directors determine otherwise, “market value” means the closing middle market quotation for a Share taken from the Daily Official List of the London Stock Exchange (or, in the case of an ADR, the closing price on the New York Stock Exchange as reported in the Wall Street Journal) on the date of Vesting or, in the case of an Option, the date of exercise.

4.5	Withholding

The Company, the Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. These arrangements may include the sale or reduction in number of any Shares on behalf of the Participant.

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5	Vesting in other circumstances - personal events

5.1	General rule on leaving employment

Subject to rule 5.2 (“Good leavers”), an Award which has not Vested will cease to be capable of Vesting on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group (whether or not such termination is lawful), unless the Directors decide otherwise.

An Award will lapse on the date the Participant ceases to an Employee unless one of the reasons in rule 5.2 applies.

This rule 5.1 will not apply where the Vesting of an Award is delayed due to a Dealing Restriction, unless the Participant ceases to be an Employee by reason of dismissal for misconduct.

5.2	“Good leavers”[1]

5.2.1	If a Participant ceases to be an Employee for any of the reasons set out below, then his Awards will Vest as described in rule 5.3 (Vesting) and lapse as to the balance. The reasons are:

(i)	disability, as established to the satisfaction of the Company;

(ii)	death; and

(iii)	any other reason, if the Directors so decide in any particular case.

5.2.2	The Directors must exercise the discretion provided for in rule 5.2.1(iii) within 30 days after cessation of the relevant Participant’s employment.

5.3	Vesting

Where rule 5.2 (“Good Leavers”) applies, the Award does not lapse, and the extent to which it will Vest is measured in accordance with rule 3.1 (Determination of Performance Condition) at the end of the Performance Period. However, the Performance Period in respect of an Award will be treated as ending on the date of the termination of employment, and the Award will Vest immediately, to the extent that the Performance Condition has been or is likely to be satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) where a Participant has died or where the Directors so decide in their discretion.

Unless the Directors decide otherwise, the Award should be reduced pro rata to reflect the number of days from the start of the Performance Period until cessation of the Participant’s employment as a proportion of the number of days of the Performance Period.

5.4	Overseas transfer

If a Participant remains an Employee but is transferred to work in another country or changes tax residence status and, as a result he would:

5.4.1	suffer a tax disadvantage in relation to his Awards (this being shown to the satisfaction of the Directors); or

1 This provision is amended with effect from 1 Jaunary 2013. For Awards granted prior to this date, please see previous version of the Plan.

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5.4.2	become subject to restrictions on his ability to exercise his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred, then the Directors may decide that his Awards will Vest on a date they choose before or after the transfer takes effect. The Award will Vest to the extent they permit and the Directors will decide whether any balance of the Award will lapse.

5.5	Meaning of “ceasing to be an Employee”

For the purposes of rules 5 (Vesting in other circumstances - personal events) and 4.2 (Options), a Participant will not be treated as ceasing to be an Employee until he is no longer an Employee of any Member of the Group or if he recommences employment with a Member of the Group within 14 days or such other period and on such other basis as the Directors decide.

6	Vesting in other circumstances - corporate events

6.1	Time of Vesting

6.1.1	In the event of a Change of Control, an Award Vests subject to rules 6.1.2 and 6.3 (Exchange). The Award lapses as to the balance except to the extent exchanged under rule 6.3 (Exchange).

6.1.2	If the Company is or may be affected by any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Directors, might affect the current or future value of any Award, the Directors may allow an Award to Vest. The Award will Vest to the extent specified in rule 6.2 (Extent of Vesting) and will lapse as to the balance unless exchanged under rule 6.3 (Exchange). The Directors may impose other conditions on Vesting.

6.2	Extent of Vesting

6.2.1	Where an Award vests under rule 6.1 (Time of Vesting), the Directors will determine the extent to which any Performance Condition has been satisfied as at the date of Change of Control (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) and the proportion of the Award which will Vest.

6.2.2	In addition, unless the Directors decide otherwise, the Award is reduced pro rata to reflect the number of days from the start of the Performance Period until the date of the Change of Control as a proportion of the number of days of the Performance Period.

6.3	Exchange

An Award will not Vest under rule 6.1 (Time of Vesting) but will be exchanged under rule 6.6 (Exchange terms) to the extent that:

6.3.1	an offer to exchange the Award is made and accepted by a Participant; or

6.3.2	the Directors, with the consent of the Acquiring Company, decide before Change of Control that the Award will be automatically exchanged.

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6.4	Directors

In this rule 6 (Vesting in other circumstances - corporate events), “Directors” means those people who were members of the remuneration committee of the Company immediately before the Change of Control.

6.5	Timing of exchange

Where an Award is to be exchanged under rule 6.3 (Exchange), the exchange is effective immediately following the relevant event.

6.6	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new Award:

6.6.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

6.6.2	must be equivalent to the existing Award, subject to rule 6.6.4;

6.6.3	is treated as having been acquired at the same time as the existing Award and, subject to rule 6.6.4, Vests in the same manner and at the same time;

6.6.4	must:

(i)	be subject to a Performance Condition which is, so far as possible, equivalent to any Performance Condition applying to the existing Award; or

(ii)	not be subject to any Performance Condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 6.2.1 and Vest at the end of the original Performance Period; or

(iii)	be subject to such other terms as the Directors consider appropriate in all the circumstances.

6.6.5	is governed by the Plan, excluding rule 7.2 (Shareholder approval), as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 6.6.1 above.

7	Changing the Plan and termination

7.1	Directors’ powers

Except as described in the rest of this rule 7 (Changing the Plan and termination), the Directors may at any time change the Plan in any way.

7.2	Shareholder approval

7.2.1	Except as described in rule 7.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the Participants;

(ii)	the limits on the number of Shares which may be issued under the Plan;

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(iii)	the individual limit for each Participant under the Plan;

(iv)	the basis for determining a Participant's entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 7.2.1.

7.2.2	The Directors can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

7.2.3	The Directors may, without obtaining the approval of the Company in general meeting, establish further plans based on the Plan but modified to take account of local tax, exchange control or securities laws in non-UK territories.

7.3	Notice

The Directors are not required to give Participants notice of any changes.

7.4	Termination

The Plan will terminate on the Expiry Date, but the Directors may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Awards.

8	General

8.1	Terms of employment

8.1.1	This rule 8.1 (Terms of employment) applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

8.1.2	Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

8.1.3	No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

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8.1.4	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

8.1.5	The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

8.1.6	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

8.2	Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

8.3	Third party rights

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999, or any equivalent local legislation, to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

8.4	Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

8.5	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

8.6	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006 or any applicable law.

8.7	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal information provided by the Participant to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

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8.7.1	administering and maintaining Participant records;

8.7.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

8.7.3	providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works;

8.7.4	transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country.

The Participant is entitled, on payment of a fee, to a copy of the personal information held about him and, if anything is inaccurate, the Participant has the right to have it corrected.

8.8	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant is responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

8.9	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

8.10	Listing

If and so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

8.11	Notices

8.11.1	Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.

8.11.2	Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Directors or duly appointed agent may decide and notify Participants.

8.11.3	Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

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8.12	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

9	Definitions

In these rules:

“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company;

“Award” means a Conditional Award or an Option;

“Award Date” means the date on which an Award is granted by deed under rule 1.4 (Terms of Awards);

“Change of Control” means

(i)	when a general offer to acquire Shares made by a person (or a group of persons acting in concert) becomes wholly unconditional; or

(ii)	when, under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or

(iii)	a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way.

“Company” means Aviva plc;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code and for this purpose the Model Code means the Model Code on dealings in securities set out in Listing Rule 9, annex 1 (of the London Stock Exchange), as varied from time to time;

“Directors” means, subject to rule 6.4 (Directors), the board of directors of the Company or a duly authorised person or group of persons;

“Dividend Equivalent” means a right to receive cash or Shares in respect of dividends (as determined from time to time by the Grantor), on such basis as the Grantor may, in its discretion, determine;

“Employee” means any employee of a Member of the Group (including an executive director);

“Expiry Date” means 4 May 2021, the tenth anniversary of shareholder approval;

“Grantor” means, in respect of an Award, the entity which grants that Award under the Plan;

“London Stock Exchange” means London Stock Exchange plc;

“Member of the Group” means:

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(i)	the Company;

(ii)	its Subsidiaries from time to time; or

(iii)	any other company which is associated with the Company and is so designated by the Directors;

“Option” means a right to acquire Shares granted under the Plan;

“Option Period” means a period starting on the grant of an Option and ending at the end of the day before the tenth anniversary of the grant, or such shorter period as may be specified under rule 4.2 (Options) on the grant of an Option;

“Option Price” means zero, or the amount payable on the exercise of an Option, as specified under rule 1.4.8;

“Participant” means a person holding an Award or his personal representatives;

“Performance Condition” means any performance condition imposed under rule 1.4 (Terms of Awards);

“Performance Period” means the period in respect of which a Performance Condition is to be satisfied;

“Plan” means these rules known as “The Aviva Long Term Incentive Plan 2011”, as changed from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company or any American Depositary Share or American Depositary Receipt (ADR) representing ordinary shares;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Vesting” in relation to an Option, means an Option becoming exercisable and in relation to a Conditional Award, means a Participant becoming entitled to have the Shares transferred to him subject to the Plan.

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Schedule 1
France

The purpose of this schedule is to make certain variations to the terms of the Plan, in order to satisfy French securities laws, exchange control, corporate law and tax requirements (in particular, the provisions of Articles L. 225-177 et seq. of the French Code de commerce, if the Award is an Option, and the provisions of L. 225-197-1 et seq. of the French Code de commerce, if the Award is a Conditional Award) to qualify for favourable income tax and social security treatment in France.

The rules of the Plan shall apply subject to the modifications contained in this Schedule 1 whenever the Grantor decides to grant a qualifying Award to an Employee under this Schedule 1.

1	Rule 1 (Granting Awards)

1.1	Rule 1.1 (Grantor)

Rule 1.1.3 is deleted.

1.2	Rule 1.3 (Timing of Awards)

The following paragraph is added to the end of rule 1.3:

“No Option may be granted (i) in the period of twenty business days after the day on which the Shares are last traded cum-dividend, cum-rights, or cum-any other distribution, or (ii) during any Closed Period.”

1.3	Rule 1.4 (Terms of Awards)

1.3.1	Rule 1.4.1 is supplemented with the following:

“If the Award is an Option to acquire existing Shares, the Company shall acquire and/or hold enough Shares to satisfy the transfer of Shares on the exercise of the Options before the Vesting date and until expiry of the Option Period.“

1.3.2	Rule 1.4.6 is deleted.

1.3.3	Rule 1.4.8 is supplemented with the following:

“The Option Price will not be less than:

(i)	if the Shares subject to the Options are to be issued, 80% of the arithmetical average of the market value of the Shares as quoted for the twenty trading days last preceding the Award Date.

(ii)	if the Shares subject to the Options are to be transferred from treasury, the higher of (a) 80% of the arithmetical average of the market value of the Shares as quoted for the twenty trading days last preceding the Award Date, or (b) 80% of the arithmetical average acquisition price of the entire treasury share position for the Company.”

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1.4	Rule 1.5 (Performance Conditions)

The words “in accordance with its terms or if anything happens which causes the Grantor reasonably to consider it appropriate to do so” in the last sentence of rule 1.5 are deleted and replaced by the following:

“provided that such amendment does not affect the qualifying status of the Awards for tax and social security purposes, and provided further that no such amendment shall adversely affect the right of any Participant without such Participant’s consent.”

1.5	Rule 1.6 (Other Conditions)

The following words are added at the end of rule 1.6:

“provided that such amendment does not affect the qualifying status of the Awards for tax and social security purposes, and provided further that no such amendment shall adversely affect the right of any Participant without such Participant’s consent”

1.6	Rule 1.9 (Administrative errors)

Rule 1.9 is deleted and replace with the following:

“If the Grantor grants an Award which is inconsistent with rules 1.2 (Eligibility), 1.10 (Individual limit for Awards), 1.11 (Plan limits - 10 per cent) or 1.12 (Plan limits - 5 per cent), it will lapse immediately.”

1.7	Rule 1.10 (Individual limit for Awards)

Rule 1.10 is supplemented with the following:

“No Option shall be granted to an Employee who holds 10 per cent or more of the share capital of the Company in issue at the Award Date.

No Conditional Award shall be granted to an Employee who holds 10 per cent or more (taking into account any unvested Conditional Award under the Plan or any other plan subject to provisions of Articles L.225-197-1 et seq. of the French Code de commerce) of the share capital of the Company, or who may hold, as the result of this Award, 10 per cent or more of the share capital of the Company.”

1.8	Rule 1.11 (Plan limits – 10 per cent)

Rule 1.11 is supplemented with the following:

“The total number of Shares subject to options granted under the Plan or any other plan subject to provisions of Articles L.225-177 et seq. of the French Code de commerce shall not exceed one third of the share capital of the Company in issue at the Award Date.

The total number of Shares granted under the Plan or any other plan subject to provisions of Articles L.225-197-1 et seq. of the French Code de commerce shall not exceed 10 per cent of the share capital of the Company in issue at the Award Date.”

2	Rule 2 (Before Vesting)

2.1	Rule 2.2 (Transfer)

Rule 2.2.2 is deleted.

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2.2	Rule 2.3 (Adjustment of Awards)

Rule 2.3 is deleted and replaced with the following:

“On the occurrence of one of the events specified under Article L.225-181 of the French Code de commerce, the Company:

(i)	shall make such adjustments as its consider appropriate to restore the value of the granted Options; and

(ii)	may make such adjustments as its consider appropriate to restore the value of the granted Conditional Awards.

An adjustment made under this rule shall only be permissible to the extent that it is intended to, and that its sole effect is to, restore the value of the granted Awards and it is made in compliance with the rules set out in the French Code de commerce.“

2.3	Rule 2.4 (Reduction or cancellation of Awards)

Rule 2.4 is deleted.

3	Rule 3 (Vesting)

Rule 3.2 (Timing of Vesting) is supplemented with the following:

“Notwithstanding any rule other than rule 5.6 (Death or Defined Disability), a Conditional Award shall not vest prior to the second anniversary of the Award Date. If a Conditional Award would vest, in accordance with any rule in the Plan other than rule 5.6, prior to the second anniversary of the Award Date, the Conditional Award will not so vest but will continue until the second anniversary of the Award Date and at such time only, it will vest, and the Holding Period will apply from this date.

4	Rule 4 (Consequences of Vesting)

4.1	Rule 4.1 (Conditional Award)

Rule 4.1 is deleted and replaced with the following:

“4.1.1	Within 30 days of a Conditional Award Vesting, the Grantor will arrange for the transfer (including a transfer out of treasury) or issue of the number of Shares in respect of which the Conditional Award has vested to a share account administered in the name and for the benefit of the Participant by an account keeper (teneur de compte) designated by the Directors.

Except as provided under rule 5.6 (Death or Defined Disability), the Shares will be held by the account keeper on behalf of the Participant, for the duration of the Holding Period, in accordance with the provisions of the Holding Agreement. The Participant shall have full shareholder voting and dividend rights on the transferred shares during the Holding Period.

The Participant will be free to dispose of the Shares upon expiry of the Holding Period, except during the Closed Periods during which the sale of the Shares is prohibited.

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4.1.2	Shares transferred to Participants holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant) in the Company or any Member of the Group shall not be disposed before termination of the Participant’s executive duties. Alternatively, the Directors may decide that a fraction of the Shares transferred to Participants holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant) in the Company or any Member of the Group will be in a registered (nominatif) form and will not be available for sale or transfer before termination of the Participant’s executive duties.”

4.2	Rule 4.2 (Options)

4.2.1	In rule 4.2.1(i), the words “(unless the reason for Vesting is the Participant’s death, in which case the Option will lapse 12 months after Vesting)” are deleted. Any reference to a 12-month exercise period applicable in case of death is deleted accordingly.

4.2.2	In rule 4.2.1(ii), the words “zero, or” are deleted. Any reference to an Option Price equal to zero is deleted accordingly.

4.2.3	The following is inserted as rule 4.2.4:

“Notwithstanding any rule other than rule 4.2.5, the Shares acquired following the exercise of an Option may not be sold by a Participant or otherwise transferred before the fourth anniversary of the Award Date. The Company or Member of the Group may take such steps as it/they consider appropriate to ensure the Participant’s compliance with this rule, including (without limitation) the blocking of any account into which the Shares have been issued or transferred."

4.2.4	The following is inserted as rule 4.2.5:

“Rule 4.2.4 shall not apply where a Participant leaves employment for reason of:

(i)	death, or

(ii)	Defined Disability.”

4.3	Rule 4.3 (Dividend Equivalent)

Rule 4.3 is deleted. Any reference to Dividend Equivalent is deleted accordingly.

4.4	Rule 4.4 (Alternative ways to satisfy Awards)

Rule 4.4 is deleted. Any reference to rule 4.4 is deleted accordingly.

4.5	Rule 4.5 (Withholding)

Rule 4.5 is supplemented with the following:

“The Participants (or heirs, if applicable) are responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax authorities.

The Member of the Group with whom a Participant is or was in employment on the date the Shares are transferred will communicate the name of the Participant and the number of Shares being transferred to the social security authorities competent for that Member of the Group, in accordance with the provisions of Article L. 242-1 of the French Code de la sécurité sociale.”

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5	Rule 5 (Vesting in other circumstances - personal events)

5.1	Rule 5.3 (Vesting)

In rule 5.3, the words “and the Award will Vest immediately” are deleted and replaced by:

“and, subject to rule 3.2 (Timing of Vesting), the Award will Vest immediately”.

5.2	Rule 5.4 (Overseas transfer)

Rule 5.4 is deleted.

5.3	The following is inserted as rule 5.6 (Death or Defined Disability):

“Notwithstanding any other rule of the Plan, where a Participant leaves employment for reason of death, his personal representatives may require, within six (6) months from the date of death, Vesting of the deceased’s Conditional Award and the transfer of the underlying Shares. The Shares will be transferred to the personal representatives of the Participant as soon as practicably possible following their request, and shall not be subject to any Holding Period.

Notwithstanding any other rule of the Plan, where a Participant suffers from a Defined Disability, he can request at any time the Vesting of its Conditional Award and the transfer of the underlying Shares. The Shares shall be transferred to the Participant suffering from a Defined Disability as soon as practicably possible following his request, and shall not be subject to any Holding Period.”

6	Rule 6 (Vesting in other circumstances - corporate events)

Rule 6 (Vesting in other circumstances - corporate events) shall apply in accordance with Articles L. 225-197-1-III of the French Code de commerce and 80 quaterdecies and 163 bis C-I bis of the French Code général des impôts to the extent that the Directors intend the Awards to maintain favourable tax treatment under this Schedule 1. However, in the event the Directors do not intend the Awards to maintain such favourable tax treatment, rule 6 of the Plan will prevail notwithstanding any potential detrimental tax or social security consequences for the Participant.

7	Rules 7 (Changing the Plan and termination)

Rule 7.1 shall be supplemented with the following:

“Except as provided in rule 6 (Vesting in other circumstances - corporate events), changes may affect Awards already granted provided that (i) the changes do not affect the qualifying status of the Awards for tax and social security purposes and provided that (ii) no such changes shall adversely affect the rights of any Participant without such Participant’s prior consent.”

8	Rule 9 (Definitions)

The definitions of “Member of the Group”, “Employee” and “Option Price” stated in rule 9 of the Plan shall be deleted and replaced by the following definitions:

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“Member of the Group” means (i) a company in which the Company holds, directly or indirectly, at least 10 per cent of the share capital or voting rights; (ii) a company holding directly or indirectly at least 10 per cent of the share capital or voting rights of the Company; or (iii) a company for which at least 50 per cent of the share capital or voting rights are held by a company which holds at least 50 per cent of the share capital of the Company.

“Employee” means a salaried employee of the Company or any Member of the Group, or a corporate officer of the Company or any Member of the Group holding the duties of chairman of the board, general manager, deputy general manager, member of the directory board, or manager (respectively président du conseil d’administration, directeur général, directeur général délégué, membre du directoire or gérant).

“Option Price” means the amount payable on the exercise of an Option, as specified under rule 1.4.8.

For the purpose of Awards granted under this Schedule 1, the following new definitions shall be added to those stated in rule 1 of the Plan:

“Closed Period” means (i) the 10 trading days preceding and following the date on which the Company’s consolidated accounts or, failing that, the annual accounts, are made public; and (ii) the period between (x) the date on which the management bodies of the Company have knowledge of information which, if made public, could have a significant impact on the price of the Share and (y) the end of the tenth trading day following the date on which this information has been made public.

“Defined Disability” means the circumstance where a Participant is recognised as a disabled employee of the second or third category under the meaning of Article L.341-4 of the French Code de la sécurité sociale;

“Holding Agreement” means an agreement between the Participant, the Company and an account keeper (teneur de compte) designated by the Company, in such form as determined by the Company and delivered by the Participant, in which the Participant undertakes not to sell or transfer Shares before expiry of the Holding Period, and the account keeper undertakes not to perform any such order before expiry of the Holding Period.

“Holding Period” means a two-year period following the transfer of the Shares to the Participant, during which the Shares cannot be sold, transferred or otherwise disposed.

All capitalised terms used in this Schedule 1 and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

9	Severability

The terms and conditions provided in the Plan as amended by this Schedule 1 are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

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Schedule 2
Canada

The purpose of the Schedule 2 is to make certain variations of the terms of the Plan, in the case of its operation for Employees in Canada, to take into account Canadian tax rules. The grant of Options under the Plan is not available to Employees in Canada pursuant to this Schedule 2.

The rules of the Plan will apply to grants made under this Schedule 2, subject to the following:

1	Rule 1.4 (Terms of Awards)

Rule 1.4.1 is deleted and replaced by the following:

“any Award granted to Employees in Canada will take the form of a Conditional Award;”

2	Rule 3.2 (Timing of Vesting)

The following paragraph is added to the end of rule 3.2 (Timing of Vesting):

“Notwithstanding the foregoing, an Award shall Vest no later than the 31 December of the third calendar year following the year in which the services were performed in respect of which such Award has been granted and will be satisfied in cash or Shares on or before such date.”

3	Rule 4.1 (Conditional Awards)

The following paragraphs are added to the end of rule 4.1 (Conditional Awards):

“Notwithstanding the foregoing, any transfer or issue of Shares pursuant to this rule 4.1 shall be effected prior to 31 December of the third calendar year following the year in which the services were performed in respect of which a Deferred Share Award has been granted.”

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Schedule 3
Sri Lanka

The purpose of the Schedule 3 is to make certain variations of the terms of the Plan in the case of its operation for Employees in Sri Lanka.

The rules of the Plan will apply to grants made under this Schedule 3, subject to the following:

1	Rule 1.10 (Individual limit for Awards)

The following paragraph is added to the end of rule 1.10 (Individual limits for Awards):

“Awards will be calculated by reference to a Participant’s Total Fixed Cost which is defined as: basic salary, taxable and non-taxable allowances, benefits and other payments made to the Participant as part of his remuneration.”

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Schedule 4
USA

The purpose of the Schedule 4 is to make certain variations of the terms of the Plan in the case of its operation for Employees who are subject to taxation under the laws of the United States of America (“US Tax”).

The rules of the Plan apply to grants made under this Schedule 4, subject to the following:

1	Application of Schedule 4

This Schedule 4 applies to any Participant who is subject to US Tax. It is intended to ensure that a Conditional Award granted to a Participant who is subject to US Tax is exempt from section 409A of the US Internal Revenue Code 1986, as amended.

The words and expressions used in this Schedule 4 which have capital letters have the same meaning as they have in the rules of the Plan.

2	Amendments to the Plan for section 409A purposes

For the purpose of Conditional Awards subject to this Schedule 4, all of the rules of the Plan shall apply subject to the following amendment:

Rule 5.3 (Vesting) is deleted and replaced by the following:

“Rule 5.3 Vesting

Where rule 5.2 (“Good Leavers”) applies, the Award does not lapse, and the extent to which it will Vest is measured in accordance with rule 3.1 (Determination of Performance Condition) at the end of the Performance Period. The Award will Vest once the determination of the Performance Condition is made under rule 3.1 or as soon as practicable thereafter, but in no event shall Shares underlying the Award be transferred to the Participant later than 15 March of the calendar year following the calendar year in which the Performance Period ends.

However, the Performance Period in respect of an Award will be treated as ending on the date of the termination of employment, and the Award will Vest immediately, to the extent that the Performance Condition has been or is likely to be satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) where a Participant has died or where the Directors so decide on the grant of the Award.

Unless the Directors decide otherwise, the Award should be reduced pro rata to reflect the number of days from the start of the Performance Period until cessation of the Participant’s employment as a proportion of the number of days of the Performance Period.”

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